Exhibit 99.1

Thursday, May 12, 2011

Advant-e Corporation Announces First Quarter 2011 Results; $.02 Per Share Special Cash Dividend

Company Reports 5% Revenue Increase and 46% Net Income Increase over First Quarter of 2010; Declares Special Cash Dividend of $.02 per share, payable in Installments of $.01 per share no later than June 30, 2011 and December 31, 2011

DAYTON, Ohio, May 12, 2011 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the first quarter of 2011. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

Revenue in the first quarter of 2011 was $2,300,420, a 5% increase, compared to revenue of $2,193,821 in the first quarter of 2010. Revenue from Edict Systems increased 2% and revenue from Merkur Group increased 22%.

Net income in the first quarter of 2011 was $385,087, or $.006 per share, compared to net income of $264,279, or $.004 per share, in the same period in 2010. Both Edict Systems and Merkur Group contributed to the increase in net income.

The Company announced a special cash dividend of $.02 per share, payable in two installments of $.01 each no later than June 30, 2011 and December 31, 2011.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, remarked, “This quarter marks our 31st consecutive profitable quarter. Our net income increased by 46% despite a nominal increase in revenue. We will continue to direct our efforts toward increasing revenue in our core grocery and automotive industries, where we have a considerable presence, and to develop business opportunities in the health care and manufacturing sectors.”

“I am pleased to announce that the Company’s Board of Directors has declared a $.02 per share special cash dividend,” continued Mr. Wadzinski. “We are in a position to pay this dividend based on the Company’s earnings, cash flow and solid cash position. This dividend rewards our shareholders, many of whom are long-term investors in the Company, and enables them to utilize current favorable Federal income tax rates”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$2,300,420	2,193,821
Cost of revenue	917,892	933,984

Gross margin	1,382,528	1,259,837
Marketing, general and administrative expenses	799,457	859,101

Operating income	583,071	400,736
Other income, net	1,127	800

Income before income taxes	584,198	401,536
Income tax expense	199,111	137,257

Net income	$385,087	264,279

Earnings per share – basic and diluted	$0.006	0.004

Weighted average shares outstanding – basic and diluted	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2011 (Unaudited)	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$3,657,598	2,963,172
Accounts receivable, net	789,026	743,020
Prepaid software maintenance costs	201,740	174,013
Prepaid expenses and deposits	90,534	99,234
Deferred income taxes	170,608	153,643

Total current assets	4,909,506	4,133,082
Software development costs, net	349,468	308,832
Property and equipment, net	192,279	228,121
Goodwill	1,474,615	1,474,615
Other intangible assets, net	223,330	244,508

Total assets	$7,149,198	6,389,158

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$135,636	79,986
Income taxes payable	203,116	33,619
Accrued salaries and other expenses	273,643	180,311
Deferred revenue	733,705	673,810

Total current liabilities	1,346,100	967,726
Deferred income taxes	241,060	244,481

Total liabilities	1,587,160	1,212,207

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	3,559,058	3,173,971

Total shareholders’ equity	5,562,038	5,176,951

Total liabilities and shareholders’ equity	$7,149,198	6,389,158

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$385,087	264,279
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	42,078	55,480
Amortization of software development costs	—	20,446
Amortization of other intangible assets	21,178	21,178
Loss on disposal of property and equipment	—	800
Deferred income taxes	(20,386)	(23,381)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(46,006)	(138,769)
Prepaid software maintenance costs	(27,727)	(35,128)
Prepaid expenses and deposits	8,700	(3,469)
Prepaid income taxes	—	39,798
Accounts payable	55,650	38,541
Accrued salaries and other expenses	93,332	158,243
Income taxes payable	169,497	120,840
Deferred revenue	59,895	115,458

Net cash flows from operating activities	741,298	634,316

Cash flows from investing activities:
Purchases of property and equipment	(6,236)	(49,053)
Software development costs	(40,636)	(58,609)

Net cash flows from investing activities	(46,872)	(107,662)

Net increase in cash and cash equivalents	694,426	526,654
Cash and cash equivalents, beginning of period	2,963,172	2,713,996

Cash and cash equivalents, end of period	$3,657,598	3,240,650

Supplemental disclosures of cash flow items:
Income taxes paid	$50,000	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.